BRF S.A.

Companhia Aberta de Capital Autorizado

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 10th Extraordinary Board of Directors' Meeting

Held on April 08, 2016

1.            Date, Time and Place: Held on April 08, 2016, at 10:00 a.m., at BRF S.A.'s office ("Company") located at Rua Hungria No. 1400, 5th floor, in the City of São Paulo, State of São Paulo.

2.            Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Call of Meeting and Attendance: The call of meeting was duly made under the Company's Articles of Incorporation, attended by all the members of the Company's Board of Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

4.            Agenda: Deliberate on the election of a member to the Company’s Audit Committee.

5.            Resolutions: The members of the Board of Directors, in accordance with the provisions of article 33 of the Company’s Bylaws, approved, by majority of votes, considering the abstention of Mr. Renato Proença Lopes, the election of Mr. Renato Proença Lopes, Brazilian, married, bank employee, bearer of the identity card RG No. 21.346.776-8, registered with CPF/MF No. 126.854.998-30, with commercial address at Rua Hungria, No. 1400, 5th floor, City of São Paulo, State of São Paulo, to the office of member of the Company’s Audit Committee, with term that will coincide with its mandate as member of the Company’s Board of Directors, until the Ordinary General Meeting to be held on 2017. Due to the above mentioned election, the members of the Board of Directors decided to ratify the current structure of the Company’s Audit Committee, as the following: Sérgio Ricardo Silva Rosa (Coordinator), Fernando Dall’ Acqua, Renato Proença Lopes and Walter Fontana Filho.

The Executive Officers are hereby authorized to act as required and execute any and all documents required for the implementation of the resolution hereby approved.

Approval and Execution of the Minutes: Having nothing further to discuss, the Chairman closed the meeting by recording these minutes as a summary, which were read, found to be compliant and executed by all members. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack Trisotto – Secretary. Directors: Messrs Abilio dos Santos Diniz, José

BRF S.A.

Companhia Aberta de Capital Autorizado

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

Minutes of the 10th Extraordinary Board of Directors' Meeting

Held on April 08, 2016

Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho, Henri Philippe Reichstul and Aldemir Bendine.

I hereby certify that this is a true copy of the minutes recorded in Book No. 5, pages 46 to 47, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

____________________________________

Larissa Brack

Secretary